Exhibit 11.1

          Computation of Historical Net Income (loss) Per Common Share
                                  (Unaudited)


                                                  THREE MONTHS ENDED
                                                       JULY 31,
                                                1996(1)          1997(1)
                                             ------------     ----------

Net loss                                      $   (314,757)   $(3,653,027)
                                              ============    ===========

Weighted average number of shares
outstanding                                      4,000,000      7,319,875
Add:
    Shares issuable upon conversion of
      Series A Redeemable Convertible
      Preferred Stock                              992,061
    Shares issuable from the assumed
      exercise of options as determined by
      the application of the treasury stock
      method                                       611,144              0
                                              ------------    -----------
                                                 5,603,205      7,319,875
                                              ============    ===========
Net loss per common share                     $      (0.06)   $     (0.50)
                                              ============    ===========


(1) As Restated. See Note 5 of the Notes to the condensed consolidated financial statements.

The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method) and the as if converted method with regards to the Series A redeemable convertible preferred stock.